Exhibit 10.4(E)

[AMENDMENT TO DIRECTOR RSU AWARD]

[date]

[Director’s Full Name]

Re: Amendment of Director RSU Awards

Dear [First Name]:

I write concerning the awards of restricted stock units that have been granted to you by Yahoo! Inc. (the “Company”) under the Yahoo! Inc. Directors’ Stock Plan (the “Plan”) and are currently outstanding (your “RSU Awards”). As you know, the Company has entered into an agreement to transfer certain of its assets to Yahoo Holdings, Inc., a wholly-owned subsidiary of the Company (“Holdings”) and, following such transfer, to sell all of the shares of Holdings to Verizon Communications Inc. (together, the “Transaction”).

As a result of the Transaction, each of your RSU Awards, to the extent outstanding immediately prior to the closing of the Transaction (the “Closing”), will fully vest immediately prior to the Closing (subject to any existing deferred payment terms). Following the Closing, applicable law will prohibit the Company from paying RSU Awards in shares of the Company’s common stock after a limited grace period of 120 days. Therefore, subject to the Closing, each of your RSU Awards that is scheduled for payment 120 days or more following the Closing will be payable in cash (as opposed to shares of the Company’s common stock) on the scheduled payment date, in a cash amount equal to the number of outstanding restricted stock units scheduled for payment, multiplied by the Fair Market Value (as defined under the Plan) of a share of the Company’s common stock on the scheduled payment date.

This letter agreement does not modify any other terms of your RSU Awards except as expressly set forth above. If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign below and return a copy of this letter to me.

By Order of the Board of Directors,

YAHOO! INC.

[Name]

[Title]

Acknowledged and Agreed:

By:
[FULL NAME]